Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended October 31,
	2006	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$751,888	88%	$568,698	76%
Correspondent Bulk	22,442	3	42,127	6
Retail (C)	78,791	9	133,359	18
Total	$853,121	100%	$744,184	100%

Funding Days in the Month	21		20
Average Originations Per Funding Day	$40,625		$37,209

	For the Ten Months Ended October 31,
	2006 (B)	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$7,259,944	86%	$6,045,140	77%
Correspondent Bulk	385,824	5	481,363	6
Retail (C)	794,643	9	1,302,480	17
Total	$8,440,411	100%	$7,828,983	100%

Funding Days in the Month	210		210
Average Originations Per Funding Day	$40,192		$37,281

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(unaudited)

	For the Month Ended October 31, 2006
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.94%	84.5%	703	26%
620 to 659	8.63	84.3	640	24
580 to 619	8.93	83.8	600	25
540 to 579	9.29	79.7	559	18
539 and below	9.71	75.8	527	7

	8.72%	82.8%	624	100%

Summary by Program Type
2-Year Fixed	9.21%	83.4%	609	43%
2-Year Fixed 40/30	8.60	82.7	622	19
30-Year Fixed	8.59	79.3	618	15
2-Year Fixed Interest-only	8.13	82.3	657	10
30/15-Year Fixed	11.36	99.4	664	4
30-Year MTA	2.01	80.5	699	3
40/30-Year Fixed	8.19	77.4	619	3
Other Products	8.57	79.0	635	3

	8.72%	82.8%	624	100%
Weighted Average
Coupon Excluding MTA	8.92%

Note: The origination data on this report includes loans secured by second mortgages.